Exhibit 10.3

HURCO COMPANIES, INC. CASH INCENTIVE PLAN

1.    Purpose. The purpose of the Hurco Companies, Inc. Cash Incentive Plan (the "Plan") is to advance the interests of Hurco Companies, Inc. and its shareholders by promoting the Company's pay for performance philosophy, attracting and retaining key employees of the Company and its subsidiaries, and stimulating the efforts of such employees toward the continued success and growth of the Company's business. Amounts paid pursuant to the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

2.    Definitions. When the following terms are used with capital letters in this Plan, they will have the meanings indicated:

(a)          "Award" means an incentive award which, subject to the terms and conditions prescribed by the Committee, entitles a Participant to receive a cash payment from the Company or a subsidiary employing the Participant in accordance with Section 3.

(b)          "Board" means the Board of Directors of the Company.

(c)          "Code" means the Internal Revenue Code of 1986, as amended.

(d)          "Committee" means the Compensation Committee of the Board or such other committee as may be designated by the Board to administer the Plan.

(e)          "Company" means Hurco Companies, Inc. or any successor thereto.

(f)          "Covered Officer" means any Participant who is, or is designated by the Committee at or prior to the grant of an Award hereunder as a person who may be, a "covered employee" within the meaning of Section 162(m)(3) of the Code for the Performance Period as to which the Award is payable, and for whom the Committee intends that the Award constitute Performance-Based Compensation.

(g)          "Eligible Employee" means any employee of the Company or any of its subsidiaries.

(h)          "Participant" means an Eligible Employee designated by the Committee to participate in the Plan as provided in Section 3.1. Designation by the Committee as a Participant for a specific Performance Period or series of Performance Periods does not confer on the Participant the right to participate in the Plan for any other Performance Periods.

(i)          "Performance-Based Compensation" means an Award that is intended to constitute "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

(j)          "Performance Measures" means one or a combination of two or more of the following performance-based metrics as approved by the Committee: (i) net earnings or net income; (ii) earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense; (iii) earnings per share (basic or diluted); (iv) revenue; (v) gross profit; (vi) operating income; (vii) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on invested capital and return on revenue) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit; (viii) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital or on tangible equity); (ix) book value; (x) market share; (xi) margins (including, but not limited to, one or more of gross, operating and net earnings margins); (xii) stock price; (xiii) total shareholder return; (xiv) asset quality; (xv) non-performing assets; (xvi) operating assets; (xvii) balance of cash, cash equivalents and marketable securities; (xviii) cost and expense management; (xix) economic value added or similar value added measurements; (xx) improvement in or attainment of working capital levels; (xxi) productivity ratios; (xxii) employee retention or satisfaction measures; (xxiii) safety record; (xxiv) customer satisfaction; (xxv) debt, credit or other leverage measures or ratios; and (xxvi) implementation or completion of critical projects. In addition, for any Award to a Participant who is not a Covered Officer or that is not intended to constitute Performance-Based Compensation, Performance Measures may include, alone or in combination with any of the foregoing Performance Measures, any other measure of performance as determined by the Committee. Any performance goal based on one or more of the foregoing Performance Measures may be expressed in absolute amounts, on a per share basis (basic or diluted), as a growth rate or change from preceding periods, as a comparison to the performance of specified companies, indices or other external measures, or as a percentage of any other Performance Measure, and may relate to one or any combination of Company, subsidiary, business unit, division, operational unit or individual performance.

(k)          "Performance Period" means the period of time specified by the Committee, which shall be at least one fiscal quarter in duration for any Covered Officer, over which the degree of attainment of specified performance goals will be measured.

3.     Awards.

3.1           Allocation of Awards. Prior to the earlier of (i) 90 days following the commencement of a Performance Period or (ii) the passage of 25 percent of the duration of such Performance Period, the Committee will designate such Eligible Employees as it deems appropriate to participate in the Plan for such Performance Period. The Committee's designation of an Eligible Employee as entitled to participate in the Plan may be for a single Performance Period, or for a fixed or indefinite series of future Performance Periods, in its discretion. A designation for more than one Performance Period shall be subject to the Participant's continued employment by the Company or its subsidiaries, and may be rescinded at any time as to future Performance Periods by the Committee. Awards may be granted to a Participant in such amounts and on such terms as may be determined by the Committee. At the time an Award is made, the Committee will specify the terms and conditions that will govern the Award, which will include that the Award will be earned only upon, and to the extent that, the applicable performance goals as described in Section 3.2 are satisfied over the course of the applicable Performance Period. Different terms and conditions may be established by the Committee for different Awards and for different Participants.

3.2           Performance Goals. The payment of an Award will be contingent upon the degree of attainment over the applicable Performance Period of one or more performance goals based on Performance Measures described in Section 2(j). For any Performance Period, the Committee will select the applicable Performance Measure(s), specify the performance goal(s) based on those Performance Measures, and specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, all prior to the earlier of (i) 90 days following the commencement of the Performance Period or (ii) the passage of 25 percent of the duration of the Performance Period. In specifying the performance goals applicable to any Performance Period, the Committee may provide that one or more objectively determinable adjustments shall be made to the Performance Measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered "non-GAAP financial measures" within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, such as excluding the impact of specified unusual or nonrecurring events such as acquisitions, divestitures, restructuring activities, asset write-downs, litigation judgments or settlements or changes in tax laws or accounting principles. The Committee may, in its discretion, modify the performance goals applicable to a Performance Period if it determines that as a result of changed circumstances, such modification is required to reflect the original intent of such performance goals. However, no such modification may be made to the extent it would increase the amount of Performance-Based Compensation that would otherwise be payable to any Participant who is a Covered Officer.

3.3           Maximum Amount of Awards. No Participant who is a Covered Officer shall be entitled to receive an Award payment for any Performance Period that exceeds $3,000,000 for an annual Performance Period.

3.4           Adjustments. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate the amount of an Award otherwise payable to any Participant for any reason. No reduction in the amount of an Award payable to any Participant shall increase the amount of an Award payable to any other Participant.

3.5           Payment of Awards. Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the specified performance goals based on the Performance Measures selected for that Performance Period were attained and the resulting amounts payable to Participants in connection with Awards for that Performance Period. Each Participant shall receive payment in cash of the Award as soon as practicable following the Committee's determination and certification made pursuant to this Section 3.5, but in no event later than two and one-half months after the end of the calendar year during which the applicable Performance Period ended.

4.     Administration.

4.1           Authority of Committee. The Committee shall administer this Plan. The Committee shall have exclusive power, subject to the limitations contained in this Plan, to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan. The Committee shall have the authority to interpret this Plan and any Award made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of this Plan. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee.

4.2           Indemnification. To the greatest extent permitted by law, (i) no member or former member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members or former members of the Committee shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

5.    Effective Date of the Plan. The Plan shall become effective as of the date it is approved by the Company's shareholders. The Plan shall remain in effect until it has been terminated pursuant to Section 8.

6.    Right to Terminate Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any of its subsidiaries or affect any right which the Company or any of its subsidiaries may have to terminate the employment of a Participant with or without cause.

7.    Tax Withholding. The Company or any applicable subsidiary shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

8.     Amendment, Modification and Termination of the Plan. The Board or Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not been paid. Amendments are subject to approval of the Company's shareholders only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No Award may be granted during any suspension of the Plan or after its termination.

9.     Unfunded Plan. The Plan shall be unfunded, and neither the Company nor any of its subsidiaries shall be required to segregate any assets that may at any time be represented by Awards under the Plan. No Participant shall, by virtue of this Plan, have any interest in any specific assets of the Company or any of its subsidiaries.

10.   Other Benefit and Compensation Programs. Neither the approval of the Plan by the Board nor its submission to or approval by the shareholders of the Company shall be construed as creating any limitation on the power of the Board or Committee to adopt such other incentive arrangements as it may deem appropriate. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any of its subsidiaries unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

11.   Governing Law. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Indiana, without regard to its conflicts of laws principles, and shall be construed accordingly.

12.   Other Provisions.

12.1         Non-transferability. Participants and beneficiaries shall not have the right to assign, pledge or otherwise dispose of any part of an Award under this Plan.

12.2         Termination of Employment. Except as otherwise provided in this section, no Award shall be paid to a Participant who is not actively employed by the Company or one of its subsidiaries as of the end of the applicable Performance Period. If a Participant's employment with the Company and its subsidiaries ends during a Performance Period, the Committee may, in its discretion, determine that the Participant (or his or her beneficiaries) shall be paid a pro rata portion of the Award payment that the Participant would have received but for the fact that the Participant's employment ended. Any such prorated Award payment will be paid at the same time as other Award payments with respect to the applicable Performance Period. The Committee may also provide in connection with specific Awards that the achievement of the specified performance goals in connection with such Awards may be waived upon the death or disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver would not cause the Award to fail to qualify as Performance-Based Compensation.

12.3         Compensation Recovery Policy. Any Award under this Plan and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee, including any policy adopted in response to the requirements of Section 10D of the Securities Exchange Act of 1934, as amended and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company's common stock is then listed.  Any agreement or other document evidencing such an Award may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

12.4         Code Section 409A. It is intended that all Awards under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant's tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.